EX-21
                         Subsidiaries of the Registrant



                                  EXHIBIT 21.1

             Viking Capital Group, Inc. and Subsidiaries
             List of subsidiaries of the registrant

The following are current subsidiaries of Registrant.

Subsidiary and Name Under Which Business is Done       Where Organized
------------------------------------------------       ---------------

Viking Capital Financial Services, Inc.                        Texas
Viking Insurance Services, Inc.                                Texas
Viking Systems, Inc.                                           Texas
Viking Administrators, Inc.                                    Texas
NIAI Insurance Administrators, Inc.                       California